As filed with the Securities and Exchange Commission on July 30, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CHEROKEE INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4182437 (I.R.S. Employer Identification No.)

6835 Valjean Avenue

Van Nuys, California 91406-4713

(818) 908-9868

(Address of Principal Executive Offices including Zip Code)

2003 Incentive Award Plan of Cherokee Inc.

(Full title of the plans)

Kyle Burley Wescoat Chief Financial Officer Cherokee Inc. 6835 Valjean Avenue Van Nuys, California 91406-4713 (818) 908-9868	Copies to: Robert M. O’Shea, Esq. Latham & Watkins 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 (213) 485-1234

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, par value $0.02 per share	250,000	$18.53	(2)	$4,632,500	(2)	$374.77

(1)	In addition, pursuant to Rule 416(c) under the securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) for the 250,000 shares registered hereunder based on the average ($18.53) of the high ($18.70) and low ($18.35) prices for the Registrant’s common stock reported by the Nasdaq National Market on July 25, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this registration statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which were filed with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended February 1, 2003 filed on April 2, 2003.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2003 filed on June 10, 2003.

(c)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 10 filed pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), dated April 24, 1995, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Article VII of the Registrant’s Certificate of Incorporation provides that the directors will not be personally liable to the Registrant or to any stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Delaware law.

Pursuant to the authority granted under Section 145 of the Delaware General Corporation Law, the Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers to the full extent permitted under the Delaware law. Pursuant to the Bylaws and Delaware law, the Registrant will indemnify each director and officer against any liability and related expenses (including attorneys’ fees) incurred in connection with any proceeding in which he or she may be involved by reason of serving in such capacity so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of serving in such capacity if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, except that no such indemnification will be made if the director or officer is judged to be liable to the Registrant, unless the applicable court of law determines that despite the adjudication of liability the director or officer is fairly and reasonably entitled to indemnification for such expenses.

The Registrant’s Bylaws authorize the Registrant to advance funds to a director or officer for costs and expenses (including attorneys’ fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

The Registrant has insurance policies indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity. The Registrant may enter into agreements with certain of the Registrant’s directors and executive officers, indemnifying them to the fullest extent permitted by Delaware law. Stockholders may have more limited recourse against such persons than would apply absent these provisions.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

See the Exhibit Index located after the signature pages.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Van Nuys, State of California, on this 30th day of July, 2003.

CHEROKEE INC.

By:	/s/ ROBERT MARGOLIS
Robert Margolis Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Margolis and Kyle Burley Wescoat his true and lawful attorneys-in-fact and agents, with power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorney-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROBERT MARGOLIS Robert Margolis	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 30, 2003

/s/ Kyle Burley Wescoat Kyle Burley Wescoat	Chief Financial Officer (Principal Financial and Accounting Officer)	July 30, 2003

/s/ Timothy Ewing Timothy Ewing	Director	July 30, 2003

/s/ Jess Ravich Jess Ravich	Director	July 30, 2003

/s/ Keith Hull Keith Hull	Director	July 30, 2003

/s/ Dave Mullen Dave Mullen	Director	July 30, 2003

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
4.1	2003 Incentive Award Plan of Cherokee Inc. (incorporated by referee to Annex A of the Cherokee Inc. Definitive Proxy Statement dated April 25, 2003)

5.1	Opinion of Latham & Watkins

23.1	Consent of Latham & Watkins (included in Exhibit 5.1 hereto)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of this registration statement)